Exhibit 99.1

Presidents Comments on 2005 and 2006

January 17, 2006

As the President of CardioVascular BioTherapeutics Inc., I want to share with you my opinions on 2005 and what I anticipate in 2006. These comments are my personal opinions and observations, as well as my objectives for 2006.

I am an optimist. While reality always seems to take longer and be much more difficult than I initially anticipated, the objectives always seem to be accomplished because of a wonderful combination of my perseverance and others’ genius and abilities.

Our primary objective is to revolutionize the medical treatment of cardiovascular disease, the number one cause of death in the developed world, and restore the quality of life to you, your relatives, your friends and the many people we may not know personally, but who touch our lives everyday, suffering from heart attacks, strokes, kidney failure, diabetic and other wounds, peripheral vascular disease in the legs, weak bones, back pain, intestinal ischemia, and numerous other ailments caused by inadequate blood flow to a tissue or organ. While our success is not assured by anyone, our cause is great, our purpose meaningful, and I believe we are righteous in our destiny. Everyday people suffer and die from Cardio vascular diseases. It’s unfortunate and makes me want to increase the pace of our accomplishments. There have been days when I was ready to explode because I want to advance more quickly towards what I believe is a real revolutionary medical breakthrough. It is at those moments that I realize that if the task before us had been simple or easy we would not have been chosen to do it. If it had been easy it would have been given to people of lesser passion, lesser commitment, lesser genius and less dedication than we have. We, you and I and hundreds of people you have not met yet, have been given this massive task because we can make it happen! We have been chosen, whether as a biochemist, accountant, investor, distributor, or thinker and doer; we have been given the honor to “GET IT DONE!”

I am honored to be accompanied in this task by great people. We have scientists, employees, investors, distributors, and believers from almost every country, nationality, religion, and ethnic background. Our common ground is perseverance in our commitment to “GET IT DONE!” regardless of the massive and complex task in front of us. Succeeding in our task to “GET IT DONE”, means that the long hours we spend today in the laboratories, clinical trials, research, and the many other activities required to advance our cause will be well worth the effort and all humanity will be the beneficiaries of our work.

I personally wish to thank each and every one of you for your commitment, your genius, your trust, your courage, and most importantly for your insistence that we shall succeed together. I thank you, and someday believe humankind will thank you for what you are doing. You can be PROUD of what you are doing. I love to tell people what I am doing. I am proud to tell people the objective we are striving to achieve.

Here is my assessment of 2005.

Accomplishments of CVBT in 2005

#1- We took CVBT public in February in the USA securities markets, and raised $17 million US dollars of new capital to fund and advance our business.

#2- CVBT’s shares started trading in the USA in the Over The Counter marketplace in March 2005. Since that date, I estimate over $47 million dollars of aftermarket buying has occurred, providing liquidity for our shareholders.

Our Chief Financial Officer, Mickael Flaa, prepared the following highlights of our share trading activity from publicly available data:

Share Trading Highlights

• Shares Traded in 2005	6,611,100
• Weighted Average Daily Closing Price	$7.14
• 2005 Trading Range High and Low Closes	$4.00 - $14.30
• Dollar Value of shares traded (1)	$47,219,605
• Number of trading days	200
• Average Volume per trading day	33,056
• Average daily dollar value of shares traded (1)	$236,098
• Average dollar value of the public float (1)	$80,559,656
• Average dollar value of market cap (1)	$866,433,076

(1)	Based on the Weighed Average Daily Closing Price.

We started trading in March. This means the $47 million was traded in 10 months, or an average of approximately $4.7 million per month. We did this from a zero start, and while trading on the Bulletin Board (OTC). Equally interesting to me is I know that the controlling shareholders have not sold any shares, and do not plan on selling any shares. Our share float is currently around 22 million shares.

Now starting 2006, I believe we may have fewer shares for sale from existing shareholders, have better public and investor awareness, and I am excited about our participation in additional FDA clinical trials using Cardio Vascu-Grow™ to regenerate blood vessels that increase blood flow.

I was intrigued by institutional investors and securities firms who would tell me that they buy into biotechnology companies, “when I think they are [24 months, 18, months, 12 months, etc.], from being approved and possibly generating revenues and profits.” In my mind I have a target. I believe we are moving closer to that target every month. I believe in 2006 we could enter these investors’ investment ranges. Will they believe? Will they accept? Will they invest? I do not know. What I do believe is as we advance we get closer and closer to a position where no one can ignore CVBT’s shares.

#3- CVBT has advanced our drug on many fronts:

First, our USA FDA authorized clinical trial for “No Option Heart Patients” has advanced as we have only 4 patients left to treat to complete this phase of the trial. I believe this should be completed in the first quarter of 2006.

Second, CVBT obtained clearance from the USA FDA to start our wound healing trial, which is scheduled to begin the first quarter of 2006.

Third, we have completed all of the necessary pre-clinical studies and are now preparing our FDA submission on Peripheral Vascular Disease.

Fourth, we are advancing our position on stroke recovery with some very promising results in animal models of stroke.

#4- CVBT has formulated our plans for clarifying its position in the following medical indications with animal studies and “Proof of Concept” clinical studies outside of the U.S.:

Lumbar Ischemia (back pain)

Intestinal Ischemia

#5- Our finance and administrative staff have, and are, putting into place excellent business operating systems and controls.

#6- CVBT has started its awareness programs for the public, the medical community and the investor community.

#7- We completed and published Dr. Thomas Stegmann’s first book on our medical advances.

#8- CVBT Japan is planned and ready for activation.

These, I believe, are the major accomplishments of CVBT in 2005 and are really quite impressive accomplishments.

This letter would not be a candid report if I did not also discuss the disappointments of 2005.

Disappointments of 2005:

#1 The lack of public, medical, and investor awareness of what we have, what we are doing and what our results mean to the medical and economic health of tens of millions of people is my single biggest disappointment in 2005. In 1998 when we started CVBT and were confronted with many other biotechnology companies declaring that they too would emulate Dr. Stegmann’s success in growing blood vessels, I made what I believed was then a rational and sound decision which was that we would be, effectively, a stealth biotechnology company. From 1998 until May of 2005 CVBT made no public announcements, we made no press releases, and we methodically built a business. We developed the ability to produce the drug, we did animal studies, we did stability studies, we started human trials and we have advanced in demonstrating that our drug works. With what I felt was an abundance of solid data, I believed that, when we went public in February 2005, it would only take CVBT six months to be on everyone’s tongue in the USA, similar to the situation in 1998, after Dr. Stegmann made his first announcements on growing new blood vessels in the human heart. I was wrong. My frustration on this topic is amplified by the many meetings I have with biotech investors, biotech specialists, biotech research analysts, fund managers, investment bankers, and expert after expert, who all seem to say:

1-	“If this does what it appears to do it is huge and perhaps the biggest drug ever.”

2-	“Yet, I know it can not be true, because if it was, I would have heard about it before now. You could not be this far along without us knowing about it.”

3-	“If it is real someone else would be doing it.”

4-	And my favorite, “I see all the facts, but something must be missing or the whole world would be at your door.”

Many securities research analysts tell me what CVBT has is amazing and they want to follow CVBT, but make their recommendation, “after other research analysts have done it.” We are in a world of sheep. For all of the effort we have expended and for all of the great responses we have had in meeting after meeting, it is a huge disappointment to me that we have attracted little public, medical and investor awareness for CVBT.

#2 Our progress in advancing the drug is a disappointment to me. Every activity, whether it is patient recruitment, filing legal forms, medical testing, doctor’s reports, the US mail delivery, etc., has taken longer than I anticipated. The realization is that once you get the FDA to clear a trial it is just the start. After this, the lawyers at the hospitals have to agree on a patient consent form, the hospitals Internal Review Boards (IRBs) have to meet and approve the trial, and of course make their recommended changes, which require all of the lawyers to re-draft, which results in more delays and so on. While this was my second biggest disappointment in 2005, I fear it is the nature of the business we are in. It seems that developing a drug to save lives, just takes time and persistence.

#3 Not being listed on a securities exchange has been a major disappointment. Given my experience from the shares trading in 1980’s in the Over The Counter market (which became NASDAQ) I felt it was no big problem for CVBT to not be listed on an exchange. I have learned things have changed. By CVBT not being listed I believe it has compounded the problems of lack of awareness.

#4- Another disappointment is not being able to push harder to advance the CVBT cause. With so many great people on our team, so much talent and energy, I want to push harder to move this forward faster. Then wisdom overtakes me and the realization is, summer comes after spring, which comes after winter, and no amount of pushing will accelerate that process. “God grant me the courage to change the things I can, the serenity to accept the things I cannot change, and the wisdom to know the difference,” are words of wisdom. Everyone at CVBT wishes we could move faster. A three month trial does not take three months; it takes six months, because you need the lawyers, the hospitals, the patients, the review boards, and so on in place. Despite my disappointment at our pace, we are advancing, perhaps not fast, but in the most proper way that contributes to the greatest possibility of success.

Now it is appropriate to discuss pleasant surprises, of which there have been many.

Pleasant Surprises in 2005

#1- The discovery of new potential applications for the drug in treatments for diabetes, nerves, bones, intestines, AIDS, hearing loss, and more, is a pleasant surprise. These potential new areas of medical treatments we have discovered could keep CVBT busy for years in revolutionizing medical treatments for cardiovascular disease.

#2- This pleasant surprise would seem to contradict my number one disappointment, “Lack of Awareness.” However, it is true. At meetings with US senators, congressman, financiers, union and medical people, scientists, investment bankers, and fund managers, the overall acceptance and wonderment at what we have accomplished was beyond my highest expectations. This acceptance has been amazing. Having such great acceptance as a pleasant surprise and still having lack of awareness as my number one disappointment means we have not gone out and kissed enough frogs.

#3- The most pleasant surprise in 2005 has been the strength and depth of our management team and our allies. Our management people, both the new and old, have been amazing in their response to dealing with issue after issue. Our allies all over the world from Korea, Japan, Hong Kong, Philippines, Australia, New Zealand, Singapore, India, Pakistan, Dubai, Saudi Arabia, Cyprus, Greece, Ukraine, Germany, Netherlands, France, Switzerland, The Great Nation of Scotland (if you are a Scotsman) and other parts of the United Kingdom, the United States and many more additional countries have opened doors, advanced our mission and stood beside us, proud of their personal involvement in this quest. A captain’s task is much easier when he has a crew he knows can “Get it Done!”

That was 2005. What a year!

Objectives for 2006

Now I must focus on 2006 and our objectives.

Every New Year’s Day I normally list my personal objectives for the next year. On December 31st, I compare my objectives to my results to judge how well I did in the preceding year. Generally, I accomplish 90% or so of what I set out for myself. Losing weight is the one I seem to always fail, but that is another story. In preparing this list of objectives for CVBT it is my personal goal to accomplish them all in 2006. However, even if we only complete 80% of these objectives, it will be a great year for CVBT.

My personal objectives for CVBT in 2006 in order of priority.

#1- Get CVBT’s shares listed on an exchange.

#2- Finish Phase I, of the “No Option Heart Patient’s” trial.

#3- Start the Wound healing Phase I trial.

#4- Start the Peripheral Vascular Leg (PVD) Phase I trial.

#5- Increase awareness of CVBT in the:

Public

Medical community

Investors

Payers

#6- Start Phase II in the “No Option Heart Patients” trial.

#7- Start Phase I clinical trials in stroke recovery.

#8- Start the Proof of Concept trial for Lumbar Ischemia.

#9- Research to see if our drug can treat diabetes, by doing testing to understand if our drug can trigger the growth of new beta cells for insulin production in diabetics. This is exciting.

#10- Explore a collaborative research and business relationship with a medical imaging company.

#11- Start up CVBT Japan.

#12- Complete funding for CVBT for 2006/07.

#13- Advance the heart catheter and learn if this approach is realistic.

#14- Start Phase II in wound healing.

#15- Start Phase II in PVD.

#16- Clarify if our drug may work in intestinal ischemia.

#17- Move into the new CVBT corporate offices and get systems 100% operational there.

#18- Explore if our drug protein can trigger myogenesis (growing new heart muscle tissue) in the heart – A very exciting possibility.

These are my personal objectives for CVBT in 2006.

I believe strongly we have the opportunity to accomplish most if not all of these objectives. Equally important, I believe that by advancing on these objectives it will position CVBT to be in a very attractive position for the year 2007.

If CVBT is positioned as I believe we could be 12 months from now, our company will have had a great year in 2006 and be positioned for a great 2007.

In Summary to this long letter, 2005 was a good year. What we did accomplish was outstanding. We had our disappointments, and we had pleasant surprises. We had victory and defeat, we had progress and delays. What we did achieve, beyond a doubt, is to advance our mission; we moved closer to our Primary Objective of revolutionizing the treatment of the number one cause of suffering and death in the developed world. This I am very proud of.

It has been said many times before, “that victory does not always go to the swiftest of foot, many times victory goes to the slower and surest of foot.” “Does the drug work?” is the question everyone asks. I lost my doubts about this long ago. I know in my heart and soul that it works. Now all we have to do is prove it to the rest of the world. Many people tell me they are tired of waiting; they tell me 2008 is a long way off. People ask me how can we do what Big Pharma has not done. People tell me the task is too big and we are too small, so how can we hope to succeed. What they do not understand is I have you, and we will not be denied victory and we shall succeed.

In closing I have just one final thought for each of you. Ten years from now in 2015, if our drug is approved and if it proves to be what I believe it is, and if millions of lives are being saved or suffering reduced from heart attacks, strokes, PVD, wounds, etc., and your friend’s, parent’s, brother’s or sister’s, child’s, or a complete stranger’s life, is saved, or his or her pain lessened by our drug, we will all be proud to say “I was one of the people who made this medical miracle happen; I was one of the warriors with this small Band of Brothers that made the world a better place, I was there!”

I thank you for what you have done in the past and I thank you for what I know you will do in the future. We will advance in 2006 because of who we are. We have a mission!

Best wishes

/s/ Daniel C. Montano
Daniel C. Montano Chairman of the Board, President and CEO CardioVascular BioTherapeutics, Inc.

Forward Looking Statements

This letter contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding potential benefits of Cardio Vascu-GrowTM, our future revenues, cash usage and our cash flow breakeven point are forward looking statements. Factors that might affect actual outcomes include, but are not limited to, FDA approval of Cardio Vascu-Grow™, market acceptance of CardioVascular BioTherapeutics, Inc. products by our customers, future revenues, future expenses, future margins, cash usage, ability to raise required capital, and financial performance. For a more detailed discussion of these and associated risks, see the Company’s most recent documents filed with the Securities and Exchange Commission.